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                                                                   EXHIBIT 10.36

                                     ANNEX I

          ADDITIONAL SUPPLEMENTAL TERMS TO MASTER REPURCHASE AGREEMENT,
                     DATED AS OF DECEMBER 18, 2001, BETWEEN
           CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC ( "Buyer")
                                       AND
                   ORIGEN SPECIAL PURPOSE, L.L.C. ( "Seller")

1. APPLICABILITY. These are Additional Supplemental Terms (the "Additional Supplemental Terms") to the Master Repurchase Agreement dated as of December 18, 2001 between Seller and Buyer (the "Repurchase Agreement"). The provisions of these Additional Supplemental Terms shall supersede the terms in the Repurchase Agreement to the extent they are in conflict. This Agreement shall be read, taken, and construed as one and the same instrument. Capitalized terms used in these Additional Supplemental Terms and not otherwise defined herein shall have the meanings set forth in the Repurchase Agreement.

2. Paragraph 1 of the Repurchase Agreement is amended by adding the following after the word "assets" and before the parenthetical "( "Securities")" in the second line thereof:

            "including, without limitation, whole loans secured by manufactured housing or any interests in any such whole loans".

3. Paragraph 1 of the Repurchase Agreement is amended by adding the following sentence after the first sentence thereof:

            "In no event shall Seller or Buyer be required to enter into more than two (2) Transactions in any given calendar week."

4.    ADDITIONAL DEFINITIONS.

      (a) Paragraph 2(a) of the Repurchase Agreement is hereby amended by adding the following after the word "any" and before the word "bankruptcy" in the second line of the definition of "Act of Insolvency":

                  "conservatorship or receivership (within the meaning of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989),".

      (b) Notwithstanding the definition set forth in Paragraph 2(d) of the Repurchase Agreement, "Buyer's Margin Percentage" shall mean with respect to any Transaction as of any date, the percentage set forth in Paragraph 4(g) or, in the absence of any such percentage, the percentage as determined by Buyer in its sole discretion.

      (c) Notwithstanding the definition set forth in Paragraph 2(j) of the Repurchase Agreement, "Market Value" shall mean (i) with respect to Purchased Securities that are Eligible Securities, the market price, as of any date of determination, as determined by Buyer in its sole discretion without credit for any interest accrued


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            and unpaid thereon but taking into account the coupon rate thereon, and (ii) with respect to Purchased Securities that are not Eligible Securities, zero dollars ($0). Buyer shall mark the Purchased Securities to market on a daily basis, in its sole discretion.

      (d) Notwithstanding the definition set forth in Paragraph 2(l) of the Repurchase Agreement, "Pricing Rate" shall mean the per annum percentage rate for determination of the Price Differential as set forth in Section 21 hereof.

      (e) Notwithstanding the definition set forth in Paragraph 2(q) of the Repurchase Agreement, the "Repurchase Date" with respect to each Transaction shall be the earliest of (i) the 10th day of each calendar month or, if such day is not a Business Day, the immediately following Business Day, (ii) the Termination Date, and
            (iii) the date determined by application of Paragraph 11 of the Repurchase Agreement or Section 17 hereof.

      (f) "Affiliate" shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      (g) "Bingham" shall mean Bingham Financial Services Corporation, or any successor thereto.

      (h) "Business Day" shall mean any day other than (i) a Saturday or a Sunday or (ii) another day on which banking institutions in the State of New York are authorized or obligated by law, executive order, or governmental decree to be closed.

      (i)   "Code" means the Internal Revenue Code of 1986, as amended.

      (j) "Collateral" shall mean the Purchased Securities and any proceeds of the sale or securitization of the Purchased Securities.

      (k) "Collection Account" shall have the meaning assigned under Section 37 herein.

      (l) "Commitment Facility Fee" shall have the meaning set forth in the Side Letter.

      (m) "Computer Tape" shall mean a computer tape generated by the Seller and delivered to Buyer that provides the information relating to the MH Loans set forth in Section 5(b) hereto.

      (n) "Contracts" means the manufactured housing installment sales contracts and installment loan agreements, including any Land-and-Home Contracts and


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            includes, without limitation, all related security interests and any and all rights to receive payments thereunder.

      (o) "Contract Rate" means, with respect to any particular Contract, the rate of interest specified in that Contract.

      (p) "Custodian" shall refer to LaSalle Bank National Association, in its capacity as custodian under the Custodial Agreement or any successor thereto, or any other mutually acceptable custodian.

      (q) "Custody Agreement" shall refer to one or more Custody Agreements, by and among Seller, Buyer, Servicer and Custodian providing for the custody of ownership records relating to MH Loans.

      (r)   "Eligible MH Loan" shall have the meaning set forth in the Side
            Letter.

      (s)   "Eligible Security" shall have the meaning set forth in the Side
            Letter.

      (t) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      (u) "Financed Prepaid Finance Charges" means those finance charges at origination of a MH Loan which were paid by the Obligor with the proceeds of the MH Loans, which term includes all financed points and fees including buydown points, origination points, review fees, and any other form of a fee that is included in the amount financed.

      (v) "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

      (w) "Guaranty" shall mean the Guaranty of the Guarantor in favor of the Buyer, dated as of December 18, 2001.

      (x)   "Guarantor" shall mean Bingham, or any successor thereto.

      (y) "Land-and-Home Contract" means a Contract that is secured by a Mortgage on (i) real estate on which the related Manufactured Home is situated, and which Manufactured Home is considered or classified as part of the real estate under the laws of the jurisdiction in which it is located, or (ii) real estate other than real estate on which the related Manufactured Home is situated pursuant to a land-in-lieu contract.

      (z) "LIBOR" shall have the meaning assigned thereto in Section 21(a) hereof.

      (aa) "Loan Documents" shall mean the Note, Mortgage, manufactured housing installment sales contracts, installment loan agreements and any other documents


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            and agreements made for the benefit of the related originator and executed in connection with an MH Loan.

      (bb) "Loan File" shall have the meaning assigned thereto in the Custody Agreement.

      (cc) "Loan Schedule" shall mean the schedule of MH Loans delivered by Seller to the Buyer and the Custodian pursuant to Section 5(b) hereto.

      (dd) "Manufactured Home" means a unit of manufactured housing, including all accessions thereto, securing the indebtedness of the Obligor under the related Contract.

      (ee) "Maximum Aggregate Purchase Price" shall equal ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000).

      (ff) "MH Loan" shall mean fixed-rate Contracts originated or purchased by Origen. Each MH Loan includes, without limitation, all Servicing Rights and Records relating to such MH Loan and all related security interests, the Related Assets, and any and all rights to receive payments thereunder and all other proceeds thereof (including, without limitation, any recourse rights against third persons) from and after the related Purchase Date.

      (gg) "Mortgage" shall mean the mortgage or deed of trust that secures the Note and creates a lien on the fee simple or leasehold interest of the related Obligor in the related Mortgaged Property or Mortgaged Properties and on the related Personalty or Personalties.

      (hh) "Mortgaged Property" shall mean the real property or properties, including any and all buildings, improvements and leasehold improvements thereon, all rents, issues, profits and income derived from the operation of the real property or properties and any other Collateral subject to the lien of the related Mortgage.

      (ii) "Multiemployer Plan" shall mean a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) in respect of which Seller makes contributions or has liability.

      (jj) "Net Worth" means as of any date of determination thereof, the net worth of Origen and its subsidiaries on a consolidated basis as determined in accordance with GAAP.

      (kk) "Note" shall mean the original executed promissory note evidencing the indebtedness of an Obligor under an MH Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

      (ll) "Obligation" shall mean (a) all of Seller's and Guarantor's indebtedness, obligation to pay the Repurchase Price on the Repurchase Date, and other


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            obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Transaction Documents, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve or protect any Purchased Security or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller's and Guarantor's indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Security, or of any exercise by Buyer of its rights under the related agreements, including without limitation, attorneys' fees and disbursements and court costs; and
            (d) all of Seller's and Guarantor's indemnity obligations to Buyer or Custodian or both pursuant to the Transaction Documents.

      (mm) "Obligor" shall mean the Obligor or Obligors on a Note or Contract, including, without limitation, any Person that has acquired the related Collateral and assumed the obligations of the original obligor under the Note or Contract.

      (nn) "Origen" shall mean Origen Financial, L.L.C., or any successor thereto.

      (oo)  "Originator" shall mean the initial payee on a Note.

      (pp) "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

      (qq) "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

      (rr) "Personalty" shall mean the personal property or properties and profits, rents, issues and income derived from the operation of the personal property or properties subject to the lien of the related Mortgage.

      (ss) "Plan" shall mean any pension plan (other than a Multiemployer Plan) covered by Title IV of ERISA, which is maintained by Seller or in respect of which Seller has liability.

      (tt) "Predatory Lending Practices" shall mean any and all underwriting and lending policies, procedures and practices defined or enumerated in any local or municipal ordinance or regulation or any state or federal regulation or statute prohibiting, limiting or otherwise relating to the protection of consumers from such policies, procedures and practices. Such policies, practices and procedures may include, without limitation, charging excessive loan, broker, and closing fees, charging excessive rates of loan interest, making loans without regard to a consumer's ability to re-pay the loan, refinancing loans with no material benefit to the consumer, charging fees for services not actually performed, discriminating against consumers on the basis of race, gender, or age, failing to make proper


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            disclosures to the consumer of the consumer's rights under federal and state law, and any other predatory lending policy, practice or procedure as defined by ordinance, regulation or statute.

      (uu) "Prepayment Charge" shall mean a payment required to be made by an Obligor under any MH Loan in connection with a payment of principal paid prior to the scheduled payment date of such principal.

      (vv)  "Pricing Margin" shall have the meaning set forth in the Side
            Letter.

      (ww) "Prime Rate" shall mean, with respect to any date of determination, the daily prime loan rate as reported in The Wall Street Journal as most recently available as of the date of determination or, if more than one rate is published, the highest of such rates, or if such rate is not published for any reason, a daily prime loan rate from a comparable financial publication.

      (xx) "Purchase Price Percentage" shall have the meaning set forth in the Side Letter.

      (yy) "Records" shall mean, with respect to any MH Loan, all documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards and related property and rights) relating to such MH Loan. Records shall include the Notes, any Mortgages, any instruments necessary to document or service a MH Loan, and those documents normally delivered in conjunction with a securitization and necessary for Buyer to perfect its security interest in the Purchased Securities and Additional Purchased Securities.

      (zz) "Related Assets" shall mean, in respect of a MH Loan, (i) Seller's security interest in the Collateral, (ii) Seller's rights, remedies, powers and privileges under the MH Loans, including any personal guaranty thereof, (iii) Seller's rights, remedies, powers and privileges under the Transaction Documents, (iv) Seller's rights, remedies, powers and privileges under any insurance policies, and
            (v) all proceeds of the foregoing.

      (aaa) "REMIC Provisions" means the provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time, as well as provisions of applicable state laws.

      (bbb) "Reportable Event" shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

      (ccc) "Servicer" shall mean Origen, or such other servicer agreeable to Buyer.


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      (ddd) "Servicing Rights" shall mean the contractual, possessory or other rights of Seller or any other Person arising under a servicing agreement, Custody Agreement, or otherwise, to administer or service an MH Loan or to possess related Records.

      (eee) "Side Letter" shall mean the pricing side letter, dated as of December 18, 2001, among Seller, Bingham, Origen and Buyer.

      (fff) "Staged Funded Loan" shall mean a Land-and-Home Contract that has not been fully funded and for which the unfunded amount of the original principal balance is scheduled to be funded at interim periods during the acquisition of the related real estate and Manufactured Home and the conversion of the interim fundings to a permanent loan.

      (ggg) "Take-out Agreement" shall mean that certain agreement between Buyer and the Take-out Purchaser whereby the Take-out Purchaser agrees to purchase the Purchased Securities from Buyer, pursuant to the terms set forth therein, upon the occurrence of an Event of Default.

      (hhh) "Take-out Purchaser" shall have the meaning set forth in the Side Letter.

      (iii) "Take-out Purchaser Parent" shall have the meaning set forth in the Side Letter.

      (jjj) "Tangible Net Worth" means Net Worth less the sum of the following (without duplication): (a) any other assets of the Seller, Origen and their consolidated subsidiaries which would be treated as intangibles under GAAP including, without limitation, any write-up of assets, goodwill, research and development costs, trade-marks, trade names, copyrights, patents and unamortized debt discount and expenses and (b) loans or other extensions of credit to officers of Origen or of any of their consolidated subsidiaries other than mortgage loans made to such Persons in the ordinary course of business.

      (kkk) "Termination Date" shall have the meaning assigned thereto in
            Section 15(b) hereof.

      (lll) "Total Liabilities to Tangible Net Worth Ratio" shall mean with respect to any Person, as of the last day of the most recent fiscal quarter of such Person, the ratio of (i) total liabilities under GAAP as of such day, to (ii) the Net Worth of such Person as of such day.

      (mmm) "Transaction" shall, in addition to the definition set forth in Paragraph 1 of the Repurchase Agreement, refer to substitutions pursuant to Paragraph 9 of the Repurchase Agreement.

      (nnn) "Transaction Documents" shall mean this Agreement, the Custody Agreement, the Guaranty, the Side Letter, the Take-out Agreement and any related agreements.


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      (ooo) "Transaction Notice" shall have the meaning assigned under Section
            5(b) herein.

      (ppp) "Underwriting Guidelines" shall mean the underwriting guidelines of Origen, a copy of which is attached hereto as Exhibit C.

      (qqq) "Upfront Facility Fee" shall have the meaning set forth in the Side Letter.

      (rrr) "WAC Sublimit Amount" shall have the meaning set forth in the Side Letter.

      (sss) "WFICO Sublimit Amount" shall have the meaning set forth in the Side Letter.

      (ttt) "WFPFC Sublimit Amount" shall have the meaning set forth in the Side Letter.

      (uuu) "WLTV Sublimit Amount" shall have the meaning set forth in the Side Letter.

5.    CONFIRMATIONS.

      (a) An agreement to enter into a Transaction may not be entered into orally unless otherwise agreed to between Seller and Buyer.

      (b) Paragraph 3(b) of the Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

            (b) Unless otherwise agreed, two (2) Business Days prior to any proposed Purchase Date, Seller shall deliver (1) Loan File to the Custodian as specified under the Custody Agreement, and (2) a transaction notice in the form of Exhibit G hereto (the "Transaction Notice"), Loan Schedule and Computer Tape to Buyer containing the following information with respect to each MH Loan:

      (i)       Loan Number,
      (ii)      Borrower Name,
      (iii)     Borrower Address,
      (iv)      Credit Score (FICO);
      (v)       Portal Score;
      (vi)      Coupon;
      (vii)     Loan-to-Value Ratio;
      (viii)    Lien Position;
      (ix)      Principal Balance;
      (x)       Next Payment Due Date;
      (xi)      Property Type (single-wide, multi-wide);
      (xii)     Land-and-Home Contract or other Contract;
      (xiii)    New or used;
      (xiv)     Repossession or refinanced;
      (xv)      If original term extended;
      (xvi)     Prepaid finance charges;
      (xvii)    Origination Date;


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      (xviii)   Section 32 Loan Indicator;
      (xix)     Primary residence, "Buy for" or investment property; and
      (xx)      Any other information as requested by Buyer.

      (c) When Buyer determines that any MH Loans identified in a Transaction Notice are Eligible Securities and will be purchased pursuant to a Transaction, Buyer shall confirm the terms of each Transaction by delivering a written confirmation in the form of Schedule 1 attached hereto (a "Confirmation") to Seller within three (3) Business Days of receipt of the Transaction Notice. Buyer agrees to use reasonable efforts to pay the Purchase Price with respect to any Transaction no later than 4:00 p.m. New York City time on the related Purchase Date. Seller's acceptance of the Purchase Price paid by Buyer on the Purchase Date shall be deemed Seller's acknowledgment of and agreement with such Confirmation, and upon acceptance of such Purchase Price, Seller shall execute such Confirmation where provided therein and deliver the original executed copy of such Confirmation to the Buyer within two (2) Business Days of the settlement of any Transaction. The terms of any Transaction Notice executed by Buyer and acknowledged by Seller shall be deemed incorporated by reference into the Confirmation and if the terms of the Transaction Notice conflict with the Confirmation, the terms of the Confirmation shall prevail.

      (d) Each Confirmation and Transaction Notice, together with these Additional Supplemental Terms and the Repurchase Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, and Seller's acceptance of the related proceeds shall constitute Seller's agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation and Transaction Notice shall not be separate from these Additional Supplemental Terms and the Repurchase Agreement but shall be made a part of these Additional Supplemental Terms and the Repurchase Agreement. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

6. BUYER MARGIN MAINTENANCE. Paragraph 4(a) of the Repurchase Agreement is hereby modified to provide that in the event of a Margin Deficit, Buyer by notice to Seller may require Seller to transfer, in Buyer's sole discretion, cash or additional Eligible Securities acceptable to Buyer to eliminate the Margin Deficit. Paragraph 4(a) of the Repurchase Agreement is hereby further modified to provide that if the notice given by Buyer to Seller under such Paragraph 4 is given at or prior to 11:00 a.m. New York City time, Seller shall transfer to Buyer the cash or additional Eligible Securities acceptable to Buyer, as applicable, prior to 2:00 p.m. New York City time in New York City on the Business Day following the date of such notice, and if such notice is given after 11:00 a.m. New York City time, Seller shall transfer to Buyer the cash or additional Eligible Securities acceptable to Buyer, as applicable, prior to 2:00 p.m. New York City time in New York City on the second Business Day following the date of such notice. Notice required pursuant to Paragraph 4(a) of the Repurchase Agreement may be given by any means. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which these Additional Supplemental Terms and the Repurchase Agreement are subject or limit the right of Buyer to do so at a later date.


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7.    SELLER MARGIN MAINTENANCE. Paragraph 4(b) of the Repurchase Agreement is
      hereby deleted in its entirety.

8. Paragraph 4 of the Repurchase Agreement is amended by adding a new subparagraph (g) as follows:

            "(g) In the case of Transactions involving Securities that are MH Loans, (i) the provisions of subparagraphs (b), (d) and (e) of this Paragraph shall not apply, and (ii) the percentage used in calculating Buyer's Margin Amount for such Transaction shall equal a fraction (expressed as a percentage) the numerator of which is 1 and the denominator of which is the applicable Purchase Price Percentage (expressed as a decimal). By way of example, if the applicable Purchase Price Percentage was 90%, the percentage used in calculating Buyer's Margin Amount for such Transaction would equal the percentage equivalent of 1/.90 (or 111.111%)"

9. INCOME PAYMENTS. Paragraph 5 of the Repurchase Agreement is hereby deleted and replaced with following: "Where a particular term of a Transaction extends over an Income payment date of the Purchased Securities subject to that Transaction, such Income shall be the property of the Buyer. Notwithstanding the foregoing, and provided no Default has occurred and is continuing, on each Repurchase Date following the date such Income is received by Buyer (or a servicer on its behalf) Buyer shall either (i) transfer (or permit the servicer to transfer) to Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) if a Margin Deficit then exists, apply the Income payment to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction; provided, however, that any income received by or on behalf of Seller while the related Transaction is outstanding shall be deemed held by Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date. Buyer shall not be obligated to take any action pursuant to the preceding sentences to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit."

10.   SECURITY INTEREST.

      (a) Paragraph 6 of the Repurchase Agreement is hereby deleted in its entirety and replaced by the following:

            Although the Buyer and Seller intend that all Transactions hereunder be sales and purchases and not loans, in the event, for any reason, any Transaction is construed by any court as a secured loan rather than a purchase and sale, the parties intend that Seller shall have granted to Buyer a perfected first priority security interest in all of Seller's right to and title and interest in (including the right to convey title thereto) the following property, whether now existing or hereafter acquired: the Collateral, the Additional Purchased Securities, Records, any security accounts, including the Collection Account, and all rights to Income and the rights to


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            enforce such payments arising from any of the Purchased Securities and all proceeds thereof.

      (b) Seller will execute all filings necessary to give Buyer a first priority perfected security interest in the Purchased Securities, including but not limited to a first mortgage, deed of trust or similar security on the underlying fee simple or leasehold interests in real estate. Seller shall pay all fees and expenses associated with perfecting and maintaining such security interest including, without limitation, the cost of filing financing statements and continuation statements under the Uniform Commercial Code and the recording of any assignment of Mortgage or lease in the appropriate jurisdiction as and when required thereunder. Buyer shall not record any assignment of Mortgage until there shall have occurred an Event of Default hereunder.

      (c) In the event that Buyer elects to engage in repurchase transactions with the Purchased Securities or otherwise elects to pledge or hypothecate the Purchased Securities, Seller shall, at the request of Buyer (i) do and perform such acts and things necessary to enable the Custodian to do and perform such further acts and things and to execute and deliver to Buyer and its counterparty such additional documents, acknowledgments, powers and instruments as are required by Buyer in connection with such transaction and such counterparty, and
(ii) provide Buyer's counterparty in such repurchase transaction with an opinion of counsel to the effect that such counterparty has a perfected first priority security interest in such Purchased Securities. Buyer shall promptly reimburse Seller for Seller's out-of-pocket expenses incurred in connection with performance under this Section 10(c).

11. PAYMENT AND TRANSFER. Paragraph 7 of the Repurchase Agreement is hereby modified by deleting the second sentence in its entirety and adding: "Any Repurchase Price received by Buyer after 2:00 p.m. New York City time shall be applied on the next succeeding Business Day."

12. COMMITMENT. On the terms and subject to the conditions set forth in this Agreement and the Custodial Agreement, Buyer agrees to purchase from the Seller Eligible Securities and Seller agrees to repurchase such Purchased Securities from Buyer. Such obligation to repurchase subsists without regard to any prior or intervening liquidation or foreclosure with respect to each Purchased Security. Subject to the provisions of Section 22, Seller is obligated to obtain the Purchased Securities from Buyer or its designee (including the Custodian) at Seller's expense on (or after) the related Repurchase Date. Notwithstanding anything herein to the contrary, Buyer's commitment to purchase Eligible Securities pursuant to this Agreement shall terminate on the Termination Date.

13.   SUBSTITUTION.

      (a) The first sentence of Paragraph 9(a) of the Repurchase Agreement is hereby modified by deleting the words "substitute other Securities for any Purchased Securities" and adding the words "substitute other Securities which are substantially the same for any Purchased Securities".


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      (b) Paragraph 9 of the Repurchase Agreement is hereby modified by adding the following sub-paragraphs:

            (c) In the case of any Transaction for which the Repurchase Date is other than the Business Day immediately following the Purchase Date and with respect to which Seller does not have any existing right to substitute substantially the same Securities for the Purchased Securities, Seller shall have the right, subject to the proviso to this sentence, upon notice to Buyer, which notice shall be given at or prior to 10 am (New York time) on such Business Day, to substitute substantially the same Securities for any Purchased Securities; provided, however, that Buyer may elect, by the close of business on the Business Day notice is received, or by the close of the next Business Day if notice is given after 10 am (New York time) on such day, not to accept such substitution. In the event such substitution is accepted by Buyer, such substitution shall be made by Seller's transfer to Buyer of such other Securities and Buyer's transfer to Seller of such Purchased Securities, and after substitution, the substituted Securities shall be deemed to be Purchased Securities. In the event Buyer elects not to accept such substitution, Buyer shall offer Seller the right to terminate the Transaction.

            (d) In the event Seller exercises its right to substitute or terminate under sub-paragraph (c), Seller shall be obligated to pay to Buyer, by the close of the Business Day of such substitution or termination, as the case may be, an amount equal to (A) Buyer's actual cost (including all fees, expenses and commissions) of (i) entering into replacement transactions; (ii) entering into or terminating hedge transactions; and/or (iii) terminating transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (B) to the extent Buyer determines not to enter replacement transactions, the loss incurred by Buyer directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by Buyer in good faith.

14. Paragraph 11 of the Repurchase Agreement is amended by adding a new Subparagraph (j) as follows:

            "(j) Buyer and Seller hereby acknowledges that they consider all transactions and agreements between them to constitute a single business and contractual relationship and to have been made in consideration of each other and this Agreement. Therefore, (a) each party hereby agrees to fulfill all of its obligations to the other party with respect to any transaction or agreement between them, and agrees that a default in the performance of any such obligations ("Covenants") shall constitute an Event of Default hereunder, (b) each party shall have a right of setoff against the other party for amounts owing hereunder and any other amounts or obligations owing in respect of any other agreement or transaction whatsoever, and (c) payments and deliveries made by either party hereunder shall be considered to have been made in consideration of payments and deliveries made by the other party with respect to any other agreement or transaction between them, and the Covenants to make any such payments and deliveries may be applied against each other and netted."

15.   REPRESENTATIONS; COVENANTS.

      (a) Seller and Guarantor, and with respect to Exhibit D, Seller, hereby make, and on and as of the Purchase Date of any Transaction and on and as of each date thereafter through the related Repurchase Date shall be deemed to have made, the representations and warranties to Buyer set forth in Exhibit A and Exhibit D hereto. The representations and warranties set forth herein shall survive transfer of the Purchased Securities to the Buyer and shall continue until the Agreement has terminated and Seller has paid all Obligations owed to Buyer hereunder.

      In the event Buyer engages in a repurchase transaction with any of the Purchased Securities or otherwise pledges or hypothecates any of the Purchased Securities, Buyer shall have the right to assign to Buyer's counterparty any or all of the representations and warranties in Exhibit D as they relate to the Purchased Securities that are subject to such repurchase transaction; provided, however, that any such repurchase transaction, pledge or hypothecation shall not diminish or impair the obligation of the Buyer to reconvey the Securities to the Seller in accordance herewith. In addition, in connection with a sale or transfer of the Purchased Securities by Buyer following an Event of Default, Buyer shall have the right to assign to such assignee or purchaser any or all of the representations and warranties in Exhibit D as they relate to the Purchased Securities.

      (b) In addition to the indemnification provided to Buyer under this Agreement, Seller and Guarantor agree to, and shall, indemnify Buyer, such subsequent purchasers and their respective Affiliates, officers, directors, partners, employees, representatives and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, judgments, penalties, suits, actions, costs, disbursements or expenses (including, but not limited to, attorneys" fees and expenses) asserted against or incurred by any of them as a result of, or arising out of, or in any way related to any breach by Seller of such representations or warranties in Exhibit A and Exhibit D.

16. RELIANCE. With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in action upon, any request or other communication from the president, treasurer or chief financial officer of Seller or any person listed on Exhibit F. In each case, absent manifest error on the part of the Buyer, Seller hereby waives the right to dispute Buyer's record of the terms of the Confirmation, request, or other communication.

17.   EVENTS OF DEFAULT.

      (a) Subparagraph (vi) of the first paragraph of Paragraph 11 of the Repurchase Agreement shall be deleted in its entirety.

      (b) The term "Event of Default" shall, in addition to the definition set forth in the Repurchase Agreement, include the following events:

      i) Buyer shall have determined that Seller or Guarantor is or will be unable to meet its commitments under the Transaction Documents and shall have notified Seller of such determination and Seller shall not have responded with appropriate information to the contrary to the satisfaction of Buyer within one Business Day.

      ii) The Agreement shall for any reason cease to create a valid, first priority security interest in any of the Purchased Securities purported to be covered thereby.

      iii) A final judgement by any competent court in the United States of America for the payment of money in an amount of at least $100,000 is rendered against Seller or $500,000 is rendered against Guarantor and the same remains undischarged for a period of 30 days during which execution of such judgement is not effectively stayed.

      iv) Seller, Guarantor, or Take-out Purchaser shall fail to observe or perform any of the covenants or agreements under any Transaction Document (subject to any applicable cure periods therein), which failure, in the judgment of Buyer, materially and adversely affects the rights of the Buyer.

      v) Any event of default shall occur and be continuing and shall not have been waived by the counterparty under any repurchase or other financing agreement for borrowed funds in excess of $1,000,000 or indenture for borrowed funds by which Seller or Guarantor is bound or affected.

      vi) In the judgment of Buyer (1) a material adverse change shall have occurred in the business, corporate structure, operations or financial condition of Seller, Take-out Purchaser or Guarantor, or
            (2) any other condition shall exist which, in Buyer's reasonable discretion, constitutes a material impairment of Seller's, Origen's, Bingham's or Take-out Purchaser's ability to perform its obligations under the Transaction Documents to which it is a party.

      vii) Buyer shall not have received (a) a monthly compliance certificate, substantially in the form set forth in Exhibit E hereto, on or prior to the fifteenth calendar day of each month with respect to the prior month's activity, which failure shall not have been cured within one Business Day, and (b) written assurances as to the adequate capitalization of Guarantor within one Business Day of a request by Buyer therefor.

      viii) Subject to any applicable grace periods and unless otherwise waived by the applicable counterparty, Seller or Guarantor shall be in default with respect to any provision under any debt contract or agreement, any servicing agreement or any lease to which it is a party, which exceeds $500,000 in the aggregate (which defaults include, but are not limited to, an Act of Insolvency of Seller or Guarantor or the failure of Seller or Guarantor to make required payments in excess of $500,000 under such contract or agreement as they become due).

      ix) Any representation or warranty made by Seller in Exhibit A hereto or in the Custodial Agreement shall have been incorrect or untrue when made or repeated or when deemed to have been made or repeated.

      x) A breach by Seller or Guarantor of any of their covenants or agreements hereunder.

      xi) Bankruptcy or insolvency proceedings shall have been commenced by or against Seller, Guarantor or Take-out Purchaser.

      xii) Seller's or Guarantor's audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or Guarantor as a "going concern" or a reference of similar import.

      xiii) Either (i) a change in control or ownership of Seller, Guarantor or Take-out Purchaser shall have occurred other than in connection with and as a result of (a) the issuance and sale by Seller or Guarantor of common stock in an initial public offering or (b) the transfer of ownership interests in Seller or Guarantor to any party that was an Affiliate of Seller or Guarantor prior to such transfer or (c) a merger or consolidation occurs and Seller, Take-out Purchaser or Guarantor is the surviving entity upon consummation of the merger or consolidation; or (ii) both the chief executive officer and chief financial officer of Seller or Guarantor cease to be employed by Seller or Guarantor and functioning in their respective capacities and successors acceptable to Buyer shall not have been employed by Seller and commenced functioning in such capacities.

      xiv)  Buyer determines that the Take-out Agreement is unenforceable.

      xv) Either (i) Origen's Tangible Net Worth is less than the sum of (a) $22,500,000 plus (b) for each fiscal quarter ending after December 31, 2001, 50% of its positive consolidated net income as adjusted to step-up on a quarterly basis; provided, however, the Tangible Net Worth requirement hereunder may not be reduced from the amount required at the previous fiscal quarter end; (ii) on or following December 31, 2001, the Total Liabilities to Tangible Net Worth Ratio of Origen exceeds 12:1; or (iii) the ratio of Origen's current assets to current liabilities (each as determined on a consolidated basis in accordance with GAAP) is less than 1:1.

      xvi) Either (i) as of the end of the most recent fiscal quarter of the Take-out Purchaser Parent, its consolidated financial statements prepared in accordance with GAAP and reported in its filings with the Securities and Exchange Commission indicated its total shareholder's equity is less than $950,000,000; or (ii) the rating of Take-out Purchaser Parents's long-term debt falls below BBB/Stable by Standard and Poor's Ratings Services, A Division of the McGraw-Hill Companies, Inc.

         (c) In addition to the rights of the Buyer pursuant to Paragraph 11 of the Repurchase Agreement, upon the occurrence of an Event of Default by Seller:

      i) Buyer's commitment to purchase Eligible Securities under Section 3 hereof shall immediately terminate;

      ii) All rights of Seller to receive payments which it would otherwise be authorized to receive pursuant to the Transaction Agreements shall cease, and all such rights shall thereupon become vested in Buyer, which shall thereupon have the sole right to receive such payments and apply them to the aggregate unpaid Repurchase Prices owed by Seller;

      iii) All payments which are received by Seller contrary to the provisions of the preceding clause (ii) above shall be deposited in the Collection Account; provided, however, that Seller shall remain liable to the Buyer for any amounts that remain owing to Buyer following such deposit.

      iv) Buyer shall be entitled to all remedies set forth in the Agreement and related transaction documents, including the right to sell all Purchased Securities on a servicing released basis; provided, however, that Seller shall remain liable to the Buyer for any amounts that remain owing to Buyer following such sale.

      v) The Pricing Rate for each day from and after the date of such Event of Default shall be a per annum rate equal to the sum of (i) the Prime Rate and (ii) three percent (3.0%).

      (d) Each event specified in Section 17(b) of these Supplemental Terms may, at the option of Buyer, cause an acceleration of the Repurchase Date for a Transaction and shall be in addition to any other rights of Buyer to cause such an acceleration under the Agreement.

      (e) The parties recognize that it may not be possible to purchase or sell all of the Purchased Securities on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Securities may not be liquid. In view of the nature of the Purchased Securities, the parties agree that liquidation of a Transaction or the underlying Purchased Securities does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Security and nothing contained herein shall obligate Buyer to liquidate any Purchased Security upon the occurrence of an Event of Default or to liquidate all Purchased Securities in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer.

      (f) Buyer may direct all Persons servicing the Purchased Securities to take such action with respect to the Purchased Securities as Buyer determines appropriate.

      (g) Seller shall cause all sums received by it with respect to the Purchased Securities to be deposited in the Collection Account after receipt thereof.

      (h) Buyer shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Securities and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Securities and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do. Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

      (i) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Securities and any other Collateral or from any other election of remedies except defenses related to any breach by Buyer of any express provision of this Agreement and defenses related to payment and performance by Seller hereunder. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

      (j) Buyer shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws in equity, and under any other agreement between Seller and Buyer.

      (k) Upon the occurrence of an Event of Default, Buyer shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Seller.

      (l) Upon the occurrence of an Event of Default, the Seller hereby authorizes the Buyer, at the Seller's expense, to file such financing statement or statements relating to the Purchased Securities and the Collateral without the Seller's signature thereon as the Buyer at its option may deem appropriate, and appoints the Buyer as the Seller's attorney-in-fact to execute any such financing statement or statements in the Seller's name and to perform all other acts which the Buyer deems appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Securities and the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of the Seller as its attorney-in-fact. Without limiting the generality of the foregoing, Buyer shall have the right and power during the occurrence and continuation of any Event of Default to receive, endorse and collect all checks made payable to the order of Seller representing any payment on account of the principal of or interest of any of the Collateral and to give full discharge for the same. Buyer may take all necessary and appropriate actions to direct the receipt of payment on the MH Loans from the servicer and master servicer thereof to the Buyer or its designee and handle any claim relating to the MH Loans. This power of attorney is coupled with an interest and is irrevocable without the Buyer's consent.

      (m) Buyer may set-off cash, the proceeds of the liquidation of the Purchased Securities and Additional Purchased Securities, any collateral or its proceeds, and all other sums or obligations owed by Buyer to Seller against all of Seller's obligations to Buyer under this Agreement, whether or not such obligations are then due, without prejudice to Buyer's right to recover any deficiency.

Any cash proceeds, or property in excess of any amounts due, or which Buyer reasonably believes may become due, to it from Seller shall be returned to Seller after satisfaction of all obligations of Seller to Buyer.

18. NO WAIVERS, ETC. Paragraph 17 of the Repurchase Agreement is hereby modified by adding the following to the end thereof:

            "All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Transaction Documents, and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies."

19.   TERM OF AGREEMENT; NON-ASSIGNABILITY.

      (a) The first sentence of Paragraph 15(a) of the Repurchase Agreement is hereby deleted and replaced with the following:

            The Transaction Documents are not assignable by Seller. Buyer may from time to time assign or transfer all or a portion of its rights and obligations under this Agreement and the Transaction Documents; provided, however that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee ("Assignment and Acceptance"), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Transaction Document to the extent of the percentage or portion set forth in the Assignment and Acceptance and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) to another Person approved by Seller (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Transaction Documents. With respect to any assignment pursuant to clause (b) above, unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.

      (b) The last sentence of Paragraph 15(a) of the Repurchase Agreement is hereby deleted. Subject to earlier termination, the Agreement shall terminate (the "Termination Date") on the date which is which is the earlier of (i) May 28, 2002, or (ii) at Buyer's option, the occurrence of an Event of Default. Not sooner than 90 days prior to the Termination Date and not later than 45 days prior to the Termination Date, Seller may request an extension of the Termination Date, subject to approval by Buyer in its sole discretion, for an additional 364 days following such Termination

Date. All Transactions outstanding hereunder shall terminate automatically without any requirement for notice on the Termination Date and the Seller shall repurchase all Securities subject to any Transaction outstanding pursuant to the terms of the Agreement. Notwithstanding the foregoing, it is further understood and agreed that if any Transaction shall remain outstanding subsequent to the termination of this Agreement, this Agreement shall nevertheless survive to govern the termination of such outstanding Transaction.

      (c) No such termination shall affect Seller's or Buyer's outstanding obligations to the other party at the time of such termination. Seller's obligations to indemnify Buyer pursuant to the Repurchase Agreement shall survive the termination hereof.

20.   FINANCIAL STATEMENTS.

      As of the date hereof, the Guarantor has provided the Buyer with the Guarantor's audited year-end financial statements and the Guarantor's most recent publicly available interim financial statement. Each delivery of Purchased Securities to Buyer hereunder will constitute a representation by Seller that there has been no material adverse change in Seller, Guarantor, or Seller's or Guarantor's financial condition not disclosed to Buyer since the date of Guarantor's most recent financial statement.

21.   PRICING RATE; PURCHASE PRICE.

      (a) The Pricing Rate with respect to each Transaction hereunder shall be a per annum rate equal to LIBOR, as defined in this Section, plus the Pricing Margin (rounded up to the nearest 0.0625%), adjusted monthly.

            (i) "LIBOR" shall be the offered rate for United States dollars with a maturity of one month which appears on Telerate as of 11:00 a.m., City of London, England time, on each Business Day that such Transaction is outstanding; provided, however, that if such rate does not appear on the Dow Jones Telerate Service page 3750 (or such other page as may replace that page on that service) or if such service is no longer offered, the rate for United States dollars with a maturity of one month quoted by such other service as may be selected by the Buyer. "LIBOR Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of London, England are required or authorized by law to be closed.

            (ii) The Pricing Rate will change daily upon each change in LIBOR.

      (b) The Purchase Price with respect to each Purchased Security shall equal the lesser of (i) the applicable Purchase Price Percentage times the Market Value of such Purchased Security, or (ii) the applicable Purchase Price Percentage times the unpaid principal balance of such Purchased Security, or
(iii) the unpaid principal balance of such Purchased Security times a percentage equal to the equivalent haircut percentage required by rating agencies in connection with securitizations by Origen of loans similar to the MH Loans.

22.   REPURCHASE DATE AND REPURCHASE PRICE.

      (a) Provided that all applicable conditions in this Agreement have been satisfied (including the payment of all fees owed to the Buyer), each Purchased Security repurchased by Seller on a Repurchase Date shall automatically become subject to a new Transaction. For each new Transaction, accrued Price Differential shall be settled in cash on such Repurchase Date.

      (b) Seller agrees to indemnify Buyer and to hold Buyer harmless from any loss or reasonable expense which Buyer may sustain or incur as a consequence of the repurchase of Securities by Seller on a day that is not a Repurchase Date. Such indemnification shall be in an amount including, but not limited to, the excess, if any, of (i) the amount of Price Differential that would have been payable with respect to the related Transaction on the next succeeding Repurchase Date but for such repurchase over (ii) the sum of (x) the amount of Price Differential paid by Seller to Buyer in connection with such repurchase, if any, and (y) the amount of interest (as determined by Buyer in good faith) that would have accrued on the amount paid by Seller to Buyer in connection with such repurchase had such amount been deposited by Buyer with leading banks in the interbank eurodollar market until the next succeeding Repurchase Date. This covenant shall survive the termination of this Agreement and the payment of all other amounts payable hereunder. Notwithstanding the foregoing, Seller shall not be liable for indemnifying Buyer pursuant to this Section 22(b) if such repurchase is effected to facilitate a securitization of such Securities and Seller has engaged Buyer (or its affiliate) to act as placement agent or underwriter in connection with such securitization. Nothing contained in this
Section 22(b) shall be construed to relieve Seller of its obligation to pay to Buyer the Repurchase Price in connection with any repurchase of Securities hereunder.

      (c) Upon timely payment in full of the Repurchase Price and all other Obligations owing with respect to a Purchased Security, if no Default or Event of Default has occurred and is continuing, Buyer shall, and shall promptly direct Custodian to, release such Purchased Securities (and not substitutes thereof) unless such release would give rise to or perpetuate a Margin Deficit. Except as set forth in Paragraphs 4(a) and 9 of the Repurchase Agreement, Seller shall give at least two (2) Business Days prior written notice to Buyer if such repurchase shall occur on other than a Repurchase Date. If such a Margin Deficit is applicable, Buyer shall notify Seller of the amount thereof and Seller may thereupon eliminate the Margin Deficit in the manner specified in Paragraph 4 of the Repurchase Agreement.

      (d) If Buyer determines that the introduction of, any change in, or the interpretation or administration of any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with a Pricing Rate based on LIBOR, then Seller (i) shall, upon its receipt of notice of such fact and demand from Buyer, repurchase the Purchased Securities subject to the Transaction within thirty (30) days and concurrently enter into a new Transaction with Buyer with a Pricing Rate based on the Prime Rate plus a margin and (ii) may elect, by giving notice to Buyer and Custodian, that all new Transactions shall have Pricing Rates based on the Prime Rate plus a margin. The foregoing margins shall be solely determined and calculated by Buyer in good faith. If any such event shall occur, the Seller may terminate all Transactions upon payment of all amounts owed to Buyer hereunder.

      (e) If after the date hereof, there shall have occurred (i) the adoption of any applicable law, rule or regulation regarding capital adequacy, (ii) introduction of, any change in, or the compliance by Buyer with the Eurocurrency Reserve Requirement or any change therein, or (iii) any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency (whether or not having the force of law), that the Buyer has reasonably determined has or would have the effect of reducing the rate of return on the Buyer's capital as a consequence of its obligations hereunder to a level below that which the Buyer would have achieved but for such adoption, change or compliance (taking into consideration the Buyer's policies with respect to capital adequacy) by an amount which the Buyer, in its reasonable judgment, shall deem material, then from time to time, the Seller shall pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction. A certificate as to the change and calculation of such amounts submitted to the Seller by the Buyer shall be conclusive and binding for such purposes, absent manifest error.

23.   ADDITIONAL INFORMATION.

      (a) At any reasonable time, Seller, Bingham and Origen shall permit Buyer, its agents or attorneys, to inspect and copy any and all documents and data in their possession pertaining to each Security that is the subject of a Transaction. Such inspection shall occur upon the request of Buyer at the offices of Seller, Bingham and Origen, as applicable, during regular business hours.

      (b) Seller agrees to provide to Buyer and to cause the Guarantor to provide to Buyer such information concerning Seller and each Guarantor's financial or operational condition, as applicable, as Buyer may request from time to time unless Seller is not legally permitted to provide such information.

      (c) Buyer agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Buyer shall be permitted to disclose the Information (a) to such of its respective officers, directors, employees, agents, affiliates, representatives and auditors, on a need to know basis, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, upon prior notice thereof (unless prohibited by the terms of such subpoena or process) to the Seller, (d) to the extent such Information
(i) becomes publicly available other than as a result of a breach of this
Section 23(c) or (ii) becomes lawfully available to the Buyer on a nonconfidential basis from a source or third party other than the Seller or
(iii) is material to a counterparty of Buyer in the normal course and Buyer gives notice to such counterparty that such Information is subject to confidentiality and such counterparty (which shall be disclosed to Seller) agrees to the maintenance of confidentiality substantially on the terms in this
Section 23(c), or (e) upon an Event of Default, to the extent disclosure of such Information is necessary as determined by Buyer in order for Buyer to enforce or defend Buyer's right under the Agreement. For the purposes of this Section 23(c), "Information" shall mean all financial statements, certificates, reports, or material non public information that was received from the Seller and all other written or computer-readable information provided by one party to the other pursuant to the Loan Documents or the Transaction Documents and the Transactions contemplated thereby. The provisions of this

Section 23(c), shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

24. RIGHT OF SET-OFF. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller's or Guarantor's assets which may be in the possession of Buyer, any of Buyer's affiliates or its designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer's right to recover any deficiency.

25. CONFIDENTIALITY. This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and shall be held by Seller (and Seller shall cause Guarantor and the Take-out Purchaser to hold it) in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Seller's direct and indirect affiliates and Subsidiaries, attorneys or accountants, provided that such entities and Persons likewise agree to be bound by this covenant of confidentiality or (ii) upon at least 5 Business Days' prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body, which shall not include the Side Letter unless otherwise agreed by Buyer in writing.

26.   CONDITIONS PRECEDENT.

      (a) Prior to entering into the initial Transaction under this Agreement, Seller shall cause each of the following conditions to occur:

            (i) A Custodial Agreement to cover the MH Loans, in a form satisfactory to Buyer, shall have been executed and delivered by the parties thereto.

            (ii) The Transaction Documents shall be duly executed and delivered to the parties thereto and be in full force and effect, free of modification, breach or waiver.

            (iii) The Transaction Documents shall contain provision that makes the existence of the terms and conditions of the Agreement confidential and proprietary of Buyer.

            (iv) Seller shall have paid, or caused to be paid, to Buyer the Upfront Facility Fee.

            (v) Buyer shall be satisfied with the results of due diligence performed on a representative sample of MH Loans under Section 36 herein.

            (vi) Seller shall have disclosed information satisfactory to Buyer with respect to the scheduled maturities and termination provisions of all outstanding credit facilities and debt of Seller.

            (vii) Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer's interest in the Purchased Securities and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

            (viii) A certified copy of Seller's resolutions approving the
                   Transaction Documents and Transactions hereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Transaction Documents have been received by Buyer.

            (ix) An incumbency certificate of Seller's secretary certifying the names, true signatures and titles of Seller's representatives duly authorized to request Transactions hereunder and to execute the Transaction Documents and the other documents to be delivered thereunder has been delivered to Buyer.

            (x) An opinion of Seller's counsel has been received by Buyer with respect to the matters set forth in Exhibit B, in form and substance acceptable to Buyer.

            (xi) A true and correct copy of the Underwriting Guidelines certified by an officer of Seller has been received by Buyer.

      (b) Prior to entering into each Transaction pursuant to this Agreement, Seller shall cause each of the following to occur:

            (i) Buyer or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed (A) a Transaction Notice delivered pursuant to Section 5(b) hereof and (B) such certificates, opinions of counsel or other documents as Buyer may reasonably request.

            (ii) No Default or Event of Default shall have occurred and be continuing.

            (iii) Buyer shall not have determined that the introduction of or a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no governmental authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

            (iv) All representations and warranties in the Transaction Documents hereof shall be true and correct on the date of such Transaction.

            (v) Prior to the date of any Transaction, Seller shall deliver to Buyer or its designee in escrow, for examination with respect to each proposed MH Loan to be purchased, all Records in Seller's possession pertaining to each MH Loan. If Buyer makes such examination prior to the Purchase Date and identifies any MH Loans which do not satisfy Buyer's underwriting standards, such MH Loans may, at Buyer's option, in Buyer's absolute discretion, be rejected for purchase by Buyer.

            (vi) The then aggregate outstanding Purchase Price for all Purchased Securities, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

            (vii) The Purchase Price for the Purchased Securities in such Transaction shall equal not less than ONE MILLION DOLLARS ($1,000,000).

            (viii) A faxed copy of a duly executed and acknowledged Confirmation shall be delivered to Buyer in New York, with the executed and acknowledged original document to be received by Buyer in New York within two (2) Business Days of the Purchase Date.

            (ix) With respect to any state for which evidence satisfactory to Buyer has not previously been provided, evidence which, in the reasonable discretion of Buyer, may take the form of an opinion of counsel for Originator to the effect that, with respect to each state in which a Mortgaged Property is located, Originator (i) is qualified to transact business in, and is in good standing under, the laws of such state or is otherwise exempt from such qualification requirement under such laws and (ii) has obtained all licenses required under the laws of such state to originate, sell and service mortgage loans of the same type as the related MH Loans, or is otherwise exempt from such licensing requirements under such laws.

            (x) The Custodian shall have delivered an original Trust Receipt (as defined in the Custody Agreement) to the Buyer.

            (xi) Seller shall have paid, or caused to be paid, to Buyer the Upfront Facility Fee and any portion of the Commitment Facility Fee then due and payable.

27. REPURCHASE TRANSACTIONS. Buyer may in its sole election engage in repurchase transactions with the Purchased Securities or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Securities with a counterparty of Buyer's choice; provided, however, that no such transaction by Buyer shall relieve Buyer of its obligations to Seller in connection with the repurchase by Seller of any Purchased Securities in accordance with the terms of this Agreement.

28. NEW YORK JURISDICTION; WAIVER OF JURY TRIAL. SELLER AGREES TO SUBMIT TO THE EXCLUSIVE GENERAL JURISDICTION IN THE FEDERAL

      COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT. BUYER AND SELLER EACH HEREBY WAIVE THE RIGHT OF TRIAL BY JURY IN ANY LITIGATION ARISING HEREUNDER.

29. FURTHER ASSURANCES. Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the purposes of the Agreement, to perfect the interests of the Custodian in the MH Loans and the Related Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder.

30. BINDING TERMS. All of the representations, warranties, covenants, stipulations, promises and agreements in the Agreement shall bind and inure to the benefit of the successors of the parties hereto, whether expressed or not.

31. NOTICES AND OTHER COMMUNICATIONS. Any provision of Paragraph 13 of the Repurchase Agreement to the contrary notwithstanding, any notice required or permitted by the Agreement shall be in writing (including telegraphic, facsimile or telex communications) and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation of such transmission. Any such notice shall be sent to a party at the address or facsimile transmission number set forth in Annex II attached hereto.

32.   FEES AND DISBURSEMENTS; INDEMNIFICATION.

      (a) The Seller agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Buyer in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Buyer with respect thereto, with respect to advising the Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with the Seller or with other creditors of the Seller or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto, in each case involving the Seller or Guarantor), (ii) the commitment fee (including the legal fees and expense) paid by the Buyer to the Take-out Purchaser pursuant to the Take-out Agreement, and
(iii) all costs and expenses of the Buyer in connection with the enforcement of this Agreement and the Take-out Agreement, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Buyer) whether or not the transactions contemplated hereby are consummated.

      (b) The Seller agrees to indemnify and hold harmless the Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Transaction Documents and all other documents related thereto, any breach of a representation or warranty of Seller or Guarantor or Seller's or Guarantor's officer in this Agreement or any other Transaction Document, and all actions taken pursuant thereto) (i) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition or (ii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Seller, its members, or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Seller also agrees not to assert any claim against the Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

33.   FACILITY FEES.

      (a) Seller agrees to pay to Buyer on the date of execution of this Agreement, the Upfront Facility Fee, such payment to be made in United States dollars, in immediately available funds, without deduction, set-off or counterclaim. The Buyer may, in its sole discretion, net such Upfront Facility Fee from the proceeds of any Purchase Price payable to the Seller.

      (b) On each Repurchase Date, Seller agrees to pay to the Buyer, 1/12th of the Commitment Facility Fee, such payment to be made in United States dollars, in immediately available funds, without deduction, set-off or counterclaim. The Buyer may, in its sole discretion, net such Commitment Facility Fee from the proceeds of any Purchase Price payable to the Seller.

34. NO GUARANTY. Seller acknowledges that the obligations of Buyer hereunder or otherwise are not subject of any guaranty by, or recourse to, any direct or indirect parent or other affiliate of Buyer.

35. COUNTERPARTS. This Annex I may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

36. DUE DILIGENCE. Buyer shall, from time to time, at Buyer's sole discretion, perform credit and Loan File and appraisal due diligence. Guarantor will be responsible for the expense of such due diligence, pursuant to Section 32 herein. Such due diligence may be conducted in connection with a securitization.

37.   SERVICER; BACKUP SERVICER; DELIVERY OF SERVICING RIGHTS.

      (a) Origen shall contract service, or cause to be contract serviced, all MH Loans that are part of the Purchased Securities in accordance with prudent servicing practices, pending the delivery of such servicing to Buyer, employing at least the same procedures and exercising the same care that Origen customarily employs in servicing MH Loans for its own account. Origen shall notify all servicers of MH Loans of Buyer's interest hereunder and Origen shall notify Buyer of the name and address of all servicers of MH Loans. Buyer shall have the right to approve each servicer and the form of all servicing agreements, which approval shall not be unreasonably withheld. Origen shall hold or cause to be held all escrow funds collected with respect to such MH Loans in trust accounts and shall apply the same for the purposes for which such funds were collected. Upon Buyer's request, Origen shall provide reasonably promptly to Buyer (i) a letter addressed to and agreed to by each servicer of MH Loans, in form and substance reasonably satisfactory to Buyer, advising such servicer of such matters as Buyer may reasonably request, and/or (ii) a recognition agreement executed by each servicer of MH Loans, in form and substance reasonably satisfactory to Buyer, in which the servicer recognizes the interest of Buyer and agrees to follow the instructions of Buyer with respect to the MH Loans and any related Income with respect thereto. If Origen should discover that, for any reason whatsoever, Origen or any entity responsible to Origen by contract for managing or servicing any such MH Loan has failed to perform fully Origen's obligations under the Transaction Documents or any of the obligations of such entities with respect to the Purchased Securities, Origen shall promptly notify Buyer.

      Origen shall establish and maintain a collection account (the "Collection Account") with the Custodian (or any other depositor institution acceptable to the Buyer) in the name and in trust for the Buyer, which account shall be subject to the sole dominion and control of the Buyer.

      Origen shall collect all principal and interest payments, including partial prepayments and prepayments in full, less servicing fees, and shall hold such amounts in trust in an account specified by Buyer and in Buyer's name for the benefit of Buyer unless otherwise directed by Buyer. Origen shall deposit all such collections into the Collection Account as soon as practicable, but in no event later than within one (1) Business Day of receipt of such amounts. Origen shall remit such amounts to Buyer upon Buyer's request. All withdrawals from the Collection Account shall be at the direction of the Buyer. In the event of an Event of Default, Buyer may appoint another servicer.

      (b) In the event that Origen or its Affiliate is the primary servicer on any of the MH Loans, Buyer shall have the right to require that a backup servicer be appointed if Buyer determines in good faith that a back up servicer is necessary. If any Affiliate of Seller, including Origen, acts as servicer, such servicer shall be subject to review and approval every 30 days by Buyer. The backup servicer shall receive a Loan Schedule and Computer Tape of the MH Loans on a monthly basis and shall balance the aggregate information contained therein. Any fees and expenses of the backup servicer shall be the responsibility of Origen.

      (c) Notwithstanding any provision to the contrary herein, Seller acknowledges and agrees that the Servicing Rights of the MH Loans subject to Transactions are the property of the Buyer. With respect to the Servicing Rights of each MH Loan, Seller shall deliver such Servicing Rights to the designee of Buyer, within 75 days of a Purchase Date, unless otherwise stated in writing by Buyer; provided that on each Repurchase Date that is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from Buyer, and a new 75-day period is deemed to commence as of such Repurchase Date. The Seller's transfer of the Servicing Rights under this Section shall be in accordance with customary standards in the industry.

      IN WITNESS WHEREOF, Buyer and Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                     CREDIT SUISSE FIRST BOSTON MORTGAGE
                                     CAPITAL LLC
                                     as Buyer

                                     By /s/ Bruce T. Miller
                                        -------------------------------------
                                     Name: Bruce T. Miller
                                     Title: Director


                                     ORIGEN SPECIAL PURPOSE, L.L.C.
                                     as Seller

                                     By /s/ Ronald A. Klein
                                        -------------------------------------
                                     Name: Ronald A. Klein
                                     Title: President


Acknowledged:

BINGHAM FINANCIAL SERVICES CORPORATION

By /s/ Ronald A. Klein
   -------------------------------------
Name: Ronald A. Klein
Title: Chief Executive Officer


ORIGEN FINANCIAL, L.L.C.

By /s/ Ronald A. Klein
   -------------------------------------
Name: Ronald A. Klein
Title: Chief Executive Officer

                                    EXHIBIT A

                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                           SELLER, ORIGEN AND BINGHAM

I. Seller, Origen and Bingham each represent, warrant and covenant, as of the date hereof and as of each day during the term of the Agreement, as follows:

(a) Due Organization and Qualification. Seller, Origen and Bingham each is duly organized and validly existing. Seller, Origen and Bingham each is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals (together, "Approvals") necessary for the conduct of its business as currently conducted and the performance of its obligations under the Transaction Documents, in each jurisdiction in which the failure to be so qualified or to obtain such Approvals would render any MH Loan unenforceable in any respect or would otherwise have a material adverse effect upon the Market Value of the Purchased Securities or the ability of the Seller, Origen or Bingham to perform their respective obligations under the Transaction Documents.

(b) Power and Authority. Seller, Origen and Bingham each has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transactions.

(c) Due Authorization. The execution, delivery and performance of the Transaction Documents by Seller, Origen or Bingham has been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person except for filing and recordings with respect to the liens created pursuant to the Transaction Documents.

(d) Noncontravention. None of the execution and delivery of the Transaction Documents by Seller, Origen or Bingham, the consummation of the transactions contemplated thereby or the satisfaction of the terms and conditions of the Transaction Documents:

      (i) conflicts with or results in any breach or violation of any provision of the charter or bylaws or similar organizational documents of Seller, Origen or Bingham or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to Seller, Origen, Bingham or any of Seller's, Origen's or Bingham's properties, including regulations issued by an administrative agency or other governmental authority having supervisory powers over Seller, Origen or Bingham;

      (ii) constitutes a default by Seller under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement or instrument to which Seller, Origen, Bingham or any of Seller's, Origen's or Bingham's affiliates is a party or by which Seller, Origen or Bingham or any of Seller's, Origen's or Bingham properties is or may be bound or affected; or


                                   Exhibit A-1

      (iii) results in or requires the creation of any lien upon or in respect of any of the assets of Seller, Origen or Bingham or Seller's, Origen's or Bingham's affiliates except as otherwise expressly contemplated by the Transaction Documents.

(e) Legal Proceedings. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator against or affecting all or any of the Purchased Securities, Seller, Origen, Bingham or any of their affiliates, or any properties or rights of Seller, Origen or Bingham or any of their affiliates, pending or threatened, which, in any case, if decided adversely, would have a material adverse effect with respect to the Market Value of the Purchased Securities or the ability of the Seller, Origen or Bingham to perform their respective obligations under the Transaction Documents.

(f) Valid and Binding Obligations. Each of the Transaction Documents to which Seller, Origen or Bingham is a party when executed and delivered by Seller, Origen or Bingham will constitute the legal, valid and binding obligations of Seller, Origen or Bingham, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or creditors of national banks and subject, as to the enforcement of remedies, including the remedy of specific performance and injunctive and other forms of equitable relief which may be subject to certain equitable defenses and to the discretion of the court before which any proceeding may be brought, to general principles of equity whether the enforceability is considered in a proceeding at law or in equity.

(g) Financial Statements. The Financial Statements of Guarantor, copies of which have been furnished to Buyer, (i) present fairly the financial condition and results of operations of Guarantor as of the dates and for the periods indicated and (ii) have been prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent Financial Statements, there has been no material adverse change in such financial condition or results of operations. Except as disclosed in the Financial Statements, Guarantor nor Seller is subject to any contingent liabilities or commitments that, individually or in the aggregate, would have a material adverse change in the business or operations of Guarantor or the Seller if such contingency were to occur.

(h) ERISA. Seller, Origen and Bingham each is in compliance with ERISA and has not incurred and does not reasonably expect to incur any liabilities to the PBGC under ERISA in connection with any Plan or Multiemployer Plan or to contribute now or in the future in respect of any Plan or Multiemployer Plan.

(i) Accuracy of Information. None of the documents or information provided by Seller, Origen or Bingham to Buyer in connection with the Agreement or the Transactions thereunder contain any statement of material fact with respect to Seller, Origen, Bingham or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to Seller, Origen or Bingham that would render any of such documents or information untrue or misleading in any material respect.


                                   Exhibit A-2

(j) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its businesses violates any law, regulation, judgment, agreement, order or decree applicable to it which, if enforced, would result in a material adverse effect upon the Market Value of the Purchased Securities or the ability of the Seller, Origen or Bingham to perform their respective obligations under the Transaction Documents.

(k) Solvency; Fraudulent Conveyance. Each of Seller, Origen and Bingham is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, neither Bingham, Origen nor Seller will be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, or believe that it, Origen or Bingham has incurred, debts beyond its ability to pay such debts as they mature. Neither Bingham, Origen nor Seller is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller, Origen or Bingham or any of their assets. The amount of consideration being received by the Seller upon the sale of the Purchased Securities to Buyer and thereafter upon the sale of any Purchased Securities by the Seller to the Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Securities. Seller is not transferring any Purchased Securities with any intent to hinder, delay or defraud any of its creditors.

(l) Investment Company Act Compliance. Seller is neither required to be registered as an "investment company" as defined under the Investment Company Act nor under the control of an "investment company" as defined under the Investment Company Act.

(m) Taxes. Seller, Origen and Bingham have filed all federal and state tax returns that are required to be filed and paid all taxes, including any assessments received by Seller, Origen and Bingham, to the extent that such taxes have become due (other than those being contested in good faith and for which adequate reserves have been established). Any taxes, fees and other governmental charges payable by Seller in connection with the Transaction and the execution and delivery of the Transaction Documents have been paid.

(n) Chief Executive Office: The chief executive office of the Seller is located at 260 East Brown, Suite 200, Birmingham, Michigan 48009.

(o) Perfection of Liens and Security Interest. The lien and security interest in favor of the Buyer with respect to the Purchased Securities will be perfected by
(i) the delivery of the Purchased Securities to the Custodian, which Purchased Securities the Custodian will hold on behalf of the Buyer, (ii) the filing of financing statements on Form UCC-1 and recording of any assignment of mortgage in the appropriate jurisdiction or jurisdiction where such recording or filing is necessary for the perfection of the security interest in favor of the Buyer, and no other filings in any jurisdiction or any other actions (except as expressly provided herein) are necessary to perfect the Buyer's first priority lien on and security interest in the Purchased Securities as against any third parties.

(p) No Broker. Neither the Seller, Origen nor the Bingham has dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Securities pursuant to this Agreement; provided, that if Seller, Origen or Bingham has dealt with any broker, investment banker, agent, or


                                   Exhibit A-3
other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of the Purchased Securities pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller, Origen or Bingham, as applicable.

II. Seller, Origen and Bingham hereby agree that during the term of the Agreement, unless Buyer shall otherwise expressly consent in writing:

(a) Compliance With Agreements and Applicable Laws. Each of Seller, Origen or Bingham shall perform each of its obligations under the Transaction Documents and shall comply in all material respects with all requirements of any law, rule or regulation applicable to it or thereto (including any minimum regulatory capital requirements), or that are required in connection with its performance under any of the Transaction Documents and cause the Collateral to comply in all material respects with all applicable rules, regulations and other laws.

(b) Financial Statements: Accountants' Reports: Other Information. Guarantor shall keep or cause to be kept, in reasonable detail, to the Buyer, and such others as reasonably determined by the Buyer, books and records of account of its and Seller's assets and business and shall clearly reflect therein the transfer of Purchased Securities to the Buyer. During the term of this Repurchase Agreement, Guarantor shall furnish or cause to be furnished to Buyer:

      (ii) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of Seller and Guarantor, the consolidated audited financial statements of Seller and Guarantor as of the end of such fiscal year, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by the certificate of Seller's independent accountants (who shall be, in each case, a nationally recognized firm or otherwise acceptable to Buyer).

      (iii) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three quarters of each fiscal year of Guarantor, the unaudited quarterly financial statements of Seller and Guarantor as of the end of such quarter, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles, consistently applied (subject to normal year-end adjustments).

      (iv) Loan Performance Data. Monthly reports in form and scope satisfactory to Buyer, setting forth data regarding the performance of the Purchased Securities, including, without limitation, information with respect to delinquencies, repossessions, charge-offs, Obligor bankruptcies, extensions and modifications and such other information as Buyer may request. Daily reports via e-mail to Buyer setting forth data regarding the performance of the Purchased Securities in form and substance similar to those prepared by the Servicer in the ordinary course of its servicing of loans similar to the Purchased Securities that are subject to securitizations.


                                  Exhibit A-4

      (v) Monthly Servicing Diskettes. A computer tape and a diskette (or any other electronic transmission acceptable to Buyer) in a format acceptable to the Buyer containing such information with respect to the Purchased Securities and the servicing of the Purchased Securities as Buyer may request.

      (vi) Monthly Certification. Seller shall cause Origen to execute a monthly certification substantially in the form of Exhibit E to the Additional Supplemental Terms.

      (vii) Material Events and Licensing Issues. Notice of material events or potential or existing Events of Default and any licensing renewal problems and revocations.

      (viii) Litigation Summary. Reports summarizing pending or future threatened litigation involving Seller or Guarantor, in excess of $100,000 or $500,000, respectively, or which has the potential for judgment in excess of $100,000 or $500,000, respectively, if no specified damages are set forth therein.

      (ix) Other Information. On a quarterly or more frequent basis, unless otherwise required pursuant to the terms of the Transaction Documents or reasonably requested otherwise by Buyer, copies of all reports, statements, certifications, or other similar items required to be delivered to or by Seller pursuant to the terms of the Transaction Documents, and promptly upon request, such other data as Buyer may reasonably request. Upon the request of Buyer, Seller and Guarantor shall permit the Take-out Purchaser to inspect the books and records of Seller and Guarantor as they may relate to the Purchased Securities and provide access to any documents related thereto. Upon the request of Buyer, Seller and Guarantor shall permit Buyer or its authorized agents (A) to inspect the books and records of Seller and Guarantor as they may relate to the Purchased Securities, the obligations of Seller and Guarantor under the Transaction Documents, the Transactions and Seller's or Guarantor's business; (B) to discuss the affairs, finances and accounts of Seller with its respective chief operating officer and chief financial officer, in each case on an annually or more frequent basis, unless an Event of Default has occurred; and (C) to discuss the affairs, finances and accounts of Seller or Guarantor with its independent accountants, provided that an officer of Seller or Guarantor shall have the right to be present during such discussions. Such inspections and discussions shall be conducted during normal business hours upon reasonable prior notice and shall not unreasonably disrupt the business of Seller or the Guarantor. In addition, Seller or Guarantor shall on a quarterly or more frequent basis, unless reasonably requested otherwise by Buyer, provide to Buyer a copy of all correspondence between Seller or the Guarantor and the PBGC, Internal Revenue Service, Department of Labor or the administrators of a Multiemployer Plan relating to any Reportable Event or the underfunded status, termination or possible termination of a Plan or a Multiemployer Plan. The books and records of Seller and Guarantor will be maintained at the respective addresses designated herein for receipt of notices, unless Seller or Guarantor shall otherwise advise Buyer in writing.


                                  Exhibit A-5

      (x) Government Information. On a quarterly or more frequent basis, unless reasonably requested otherwise by Buyer, Seller shall deliver to Buyer copies of all proxy statements, financial statements, reports and registration statements which Seller files, or delivers to the Securities and Exchange Commission, or any other federal, state or foreign government agency, authority or body which supervises the issuance of securities by Seller or any national securities exchange.

(c) Compliance Certificate. (1) Seller shall deliver to Buyer concurrently with the delivery of the annual and quarterly financial statements required by paragraphs II.(b)(i) and II.(b)(ii) of this Exhibit A a certificate signed by the chief financial officer, president or treasurer of Seller stating that:

      (i) a review of Seller's performance under the Transaction Documents during such period has been made under such officer's supervision; and

      (ii) the attached financial reports are complete and correct in all material respects and present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied (subject as to interim statements to normal year-end adjustments).

      (2) Seller shall deliver to Buyer monthly a certificate signed by the chief financial officer of Seller stating that no Default or Event of Default has occurred, or if a Default or Event of Default has occurred, specifying the nature thereof and, if Seller has a right to cure any such Default or Event of Default, stating in reasonable detail the steps, if any, being taken by Seller to cure such Default or Event of Default or to otherwise comply with the terms of the agreement to which such Default or Event of Default relates.

(d) Notice of Material Events. Seller shall, and shall cause Bingham or Origen to, promptly inform (unless, in the case of clause (i) only, prohibited by applicable law) Buyer in writing of the occurrence of any of the following:

      (i) the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation (A) against Seller, Origen or Bingham pertaining to the Purchased Securities in general, (B) with respect to a portion of the Purchased Securities or (C) in which a request has been made for certification as a class action (or equivalent relief) that would involve a portion of the Purchased Securities;

      (ii) any change in the location of Seller's principal office or any change in the location of Seller's books and records;

      (iii) the occurrence of any Default, Event of Default or breach by the Seller, Origen or Bingham of any obligation under any Transaction Document, or the occurrence or existence of any event or circumstance that Seller reasonably expects will with the passage of time become a Default, Event of Default or such a default or breach by Seller, Origen or Bingham;


                                  Exhibit A-6

      (iv) any other event, circumstance or condition that has resulted, or is reasonably likely of resulting, in a material adverse effect upon the financial or operational condition of Seller, Origen or Bingham;

      (v) any material change in the insurance coverage required of the Seller, Origen or Bingham pursuant to any Transaction Document, with copy of evidence of same attached;

      (vi) any material change in accounting policies or financial reporting practices of the Seller, Origen or Bingham;

      (vii) any material amendment to the Underwriting Guidelines or buying practices pursuant to which any of the Purchased Securities are originated or acquired; or

      (viii) any material dispute, litigation, investigation, proceeding or suspension between Seller, Origen or Bingham on the one hand, and any other Person on the other.

(e) Further Assurances. Seller will file or cause to be filed all necessary financing statements, assignments or other instruments, and any amendments or continuation statements relating thereto, necessary to be kept and filed in such manner and in such places as may be required by law to preserve and protect fully the lien on and first priority security interest in the MH Loans.

(f) Independent Entity. Each of Seller, Origen and Bingham is a separate and independent entity from the Custodian named in the Custodial Agreement, does not own a controlling interest in such Custodian either directly or through affiliates, and no director or officer of Seller, Origen or Bingham is also a director or officer of Custodian.

(g) Existence. Each of Seller, Origen and Bingham shall preserve and maintain its existence, rights, franchises and privileges and shall at all times continue to be duly organized under the laws of the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would have a reasonable likelihood of having a material adverse effect on the business or properties of Seller, Origen or Bingham.

(h) Maintenance of Licenses. Seller, Origen and Bingham shall maintain all licenses, permits, charters and registrations as are material to the performance by Seller, Origen or Bingham of Seller, Origen or Bingham's business or its obligations under the Transaction Documents.

(i) Regulation T. None of the Purchase Price for any Purchased Securities will be used either directly or indirectly to acquire any security, as that term is defined in Regulation T of the Regulations of the Board of Governors of the Federal Reserve System, and the Seller has not taken any action that might cause any Transaction to violate any regulation of the Federal Reserve Board.

(j) Keeping of Records and Books of Account. Seller shall maintain and implement administrative and operating procedures (including, an ability to recreate records evidencing the Purchased Securities in the event of the destruction of the originals thereof), and shall keep and maintain, or cause to be kept or maintained, all documents, books, records and other information


                                  Exhibit A-7
which are necessary or advisable in accordance with prudent industry practice and custom for transactions of this type for the collection of all Purchased Securities. Seller shall maintain or cause to be maintained at all times accurate and complete books, records and accounts relating to the Purchased Securities, which books and records shall be marked to indicate the transfer of the Purchased Securities under the Agreement. Each Confirmation, the Repurchase Agreement, the Custodial Agreement, and the Servicing Agreement have been and shall be, continuously, from the time of their execution, an official record of Seller.

(k) Defense of Title. Seller warrants and will defend, and shall cause Bingham, Origen and any servicer to defend, the right, title and interest of Buyer in and to all Collateral against all adverse claims and demands, except any adverse claims and demands arising from actions of the Buyer.

(l) Preservation of Collateral; Collateral Value. Seller shall, and shall cause the Bingham and Origen to, do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Seller will not allow (and will cause the Bingham and Origen to not allow) any default for which Seller, Origen or Bingham are responsible to occur under any Collateral or any Transaction Documents and Seller shall, and shall cause the Bingham and Origen to, fully, perform or cause to be performed when due all of its obligations under any Collateral or the Transaction Documents.

(m) Maintenance of Tangible Net Worth. Origen shall not permit its Tangible Net Worth at any time to be less than the sum of (a) $22,500,000 plus (b) for each fiscal quarter ending after December 31, 2001, 50% of its positive consolidated net income as adjusted to step-up on a quarterly basis; provided, however, the Tangible Net Worth requirement hereunder may not be reduced from the amount required at the previous fiscal quarter end;

(n) Total Liabilities to Tangible Net Worth. On or following December 31, 2001, Origen shall not permit the Total Liabilities to Tangible Net Worth Ratio of Origen to exceed 12:1.

(o) Current Ratio. Origen shall not permit the ratio of Origen's current assets to current liabilities (each as determined on a consolidated basis in accordance with GAAP) to be less than 1:1.

(p) Underwriting Guidelines. Origen shall not modify, amend, supplement or replace the Underwriting Guidelines in a manner that could reasonably be expected to have a material adverse effect on the Market Value of the related Purchased Securities without the prior written consent of Buyer.

(q) Retention of Equity or Debt Proceeds. Unless the proceeds are used by Guarantor to fund its operational expenses or pay down its debt, Guarantor or any of its subsidiaries shall retain 100% of the aggregate net proceeds received from the issuance of any equity or debt offerings by the Guarantor or any of its subsidiaries.

(r) No Debt by Seller. Seller shall not incur any debt (including entering into any other repurchase arrangement) or permit any Person other than the Buyer to have a lien on any of the Seller's assets.


                                  Exhibit A-8

                                    EXHIBIT B

                          OPINION OF COUNSEL TO SELLER





                                   Exhibit B-1

                                    EXHIBIT C

                             UNDERWRITING GUIDELINES





                                   Exhibit C-1

                                    EXHIBIT D

           REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING MH LOANS

Seller makes the following representations and warranties with respect to each MH Loan as of each Purchase Date with respect to such MH Loan, which representations and warranties shall survive the transfer of each such MH Loan to Buyer pursuant to the Repurchase Agreement:

(a) Transaction Notices as Described. The information set forth in the applicable Transaction Notice is complete, true and correct.

(b) Payments. As of the initial Purchase Date with respect to any MH Loan, such MH Loan is not delinquent in excess of 30 days.

(c) No Waivers. The terms of the MH Loan have not been waived, altered or modified in any respect, except by instruments or documents identified in the Transaction Notice.

(d) Binding Obligation. The MH Loan is the legal, valid and binding obligation of the Obligor thereunder and is enforceable in accordance with its terms, except as such enforceability may be limited by laws affecting the enforcement of creditors' rights generally. All parties to each MH Loan had legal capacity to enter into such MH Loan and to execute and deliver such MH Loan, and the MH Loans have been duly and properly executed by such parties.

(e) No Outstanding Charges. There are no material defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the mortgagor, directly or indirectly, for the payment of any amount required under the MH Loan, except for interest accruing from the date of the Note or date of disbursement of the MH Loan proceeds, whichever is greater, to the day which precedes by one month the due date of the first installment of principal and interest.

(f) Original Terms Unmodified. The terms of the MH Loans have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of Buyer and which has been delivered to Buyer or its designee (including the Custodian) and such terms have not been impaired or waived except as otherwise disclosed to the Buyer. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI policy and the title insurer, to the extent required by the policy, and its terms are reflected on the Loan Schedule attached to the Repurchase Agreement. No mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the issuer of any related PMI policy and the title insurer, to the extent required by the policy, and which assumption agreement is included in the Loan Documents delivered to Buyer or its designee (including the Custodian) and the terms of which are reflected in the Loan Schedule attached to the related Transaction Notice.


                                  Exhibit D-1

(g) No Defenses. The MH Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the MH Loan, or the exercise of any right thereunder, render the MH Loan unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

(h) Insurance Policies in Effect. The fire and casualty insurance policy covering the Manufactured Home and, with respect to Land-and Home Contract, the Mortgaged Property (1) affords (and will afford) sufficient insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time available, as well as insurance against flood hazards if the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as having special flood hazards; (2) is a standard policy of insurance for the locale where the Mortgaged Property is located, is in full force and effect, and the amount of the insurance is in the amount of the full insurable value of the Mortgaged Property on a replacement cost basis or the unpaid balance of the MH Loans, whichever is less; (3) names (and will name) the present owner of the Mortgaged Property as the insured; and
(4) contains a standard mortgagee loss payable clause in favor of Seller or the servicer. The Mortgage obligates the mortgagor thereunder to maintain the hazard insurance policy at the mortgagor's cost and expense, and to seek reimbursement therefor from the mortgagor. Seller has not engaged in, and has no knowledge of the mortgagor's or any other party's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either.

(i) Origination. The MH Loan was originated by a manufactured housing dealer, broker or correspondent and purchased by Origen or originated or acquired by Origen directly, in the regular course of its business.

(j) Lawful Assignment. The MH Loan was not originated in and is not subject to the laws of any jurisdiction whose laws would make the transfer of the MH Loan pursuant to this Agreement unlawful or render the Contract unenforceable.

(k) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the MH Loan have been complied with including, without limitation, the Home Ownership and Equity Protection Act of 1994, and Seller shall maintain in its possession, available for Buyer's inspection, and shall deliver to Buyer upon demand, evidence of compliance with all such requirements.

(l) Contract in Force. The MH Loan has not been satisfied or subordinated in whole or in part or rescinded, and the Manufactured Home securing the MH Loan has not been released from the lien of the MH Loan in whole or in part.

(m) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of


                                  Exhibit D-2
the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission.

(n) Reserved.

(o) Valid First Lien. Each Land-and-Home Contract is a valid, subsisting and enforceable first lien on the Mortgaged Property and Manufactured Home, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Land-and-Home Contract is subject only to:

      (1) the lien of current real property taxes and assessments not yet due and payable;

      (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the MH Loan and (i) referred to or to otherwise considered in the appraisal made for the originator of the MH Loan or (ii) which do not adversely affect the appraised value of the Mortgaged Property or Manufactured Home set forth in such appraisal; and

      (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the MH Loan or the use, enjoyment, value or marketability of the related Mortgaged Property or Manufactured Home.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the MH Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge, sell, transfer, and assign the same to Buyer or its designee (including the Custodian).

(p) Good Title. In the case of a MH Loan purchased from a manufactured housing dealer, the Seller purchased the MH Loan for fair value and took possession thereof in the ordinary course of its business, without knowledge that the MH Loan was subject to a security interest. Immediately prior to the transfer of the MH Loan by the Seller to the Buyer under the terms of this Agreement, the Seller had good and marketable title thereto free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest and was the sole owner thereof with full right to transfer the MH Loan to the Seller. With respect to any MH Loan bearing a stamp indicating that such MH Loan has been sold to another party, such other party's interest in such MH Loan has been released.

(q) No Defaults. There is no default, breach, violation or event permitting acceleration existing under the MH Loan and no event which, with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation or event permitting acceleration under such MH Loan. The Seller has not waived any such default, breach, violation or event permitting acceleration. The related Manufactured Home is free of damage and is in good repair. No Manufactured Home


                                  Exhibit D-3
has suffered damage that is not covered by a hazard insurance policy, including, but not limited to, hurricanes, earthquakes, floods, tornadoes, straight-line winds, sinkholes, mudslides, volcanic eruptions and other natural disasters.

(r) Equal Installments. Each MH Loan has a fixed-rate Contract Rate which provides for level monthly payments which fully amortize the loan over its term.

(s) WAC. The weighted average coupon of all MH Loans subject to Transactions is not less than the WAC Sublimit Amount.

(t) Qualified Mortgage. The MH Loan represents a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code. The Seller represents and warrants that, either as of the date of origination or the Purchase Date, the fair market value of the property securing each MH Loan was not less than 80% of the "adjusted issue price" (within the meaning of the REMIC Provisions) of such MH Loan.

(u) Land-and-Home Contracts: No MH Loan other than a Land-and-Home Contract is secured, or intended to be secured, in whole or in part by the lien of a mortgage or deed of trust creating a first lien on an estate in fee simple in the real property.

(v) Financing of Real Property: No MH Loan other than a Land-and-Home Contract has financed any amount in respect of real property.

(w) LTV. No MH Loan had a loan-to-value ratio at origination in excess of 100%. The weighted average loan-to-value ratio at origination of all MH Loans subject to Transactions is no greater than the WLTV Sublimit Amount.

(x) Customary Provisions. The Mortgage or Contract contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the collateral of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a mortgagor which would interfere with the right to sell the collateral at a trustee's sale or the right to foreclose the Mortgage or Contract.

(y) Environmental Matters. With respect to each Land-and-Home Contract, the mortgaged property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

(z) Soldiers and Sailors Civil Relief Act of 1940. The mortgagor has not notified the Seller and the Seller has no knowledge of any relief requested or allowed to the mortgagor under the Soldiers and Sailors Civil Relief Act of 1940.

(aa) No Predatory Lending. The originator of each MH Loan did not engage in Predatory Lending Practices in connection with the origination of any MH Loan.


                                  Exhibit D-4

(bb) Homeownership and Equity Protection Act of 1994. No MH Loan is subject to the Homeownership and Equity Protection Act of 1994.

(cc) No Fraud. No misrepresentation of a material fact or fraud with respect to any MH Loan has taken place on the part of the applicable mortgagee or mortgagor, and there was no fraud by the appraiser, any builder or developer, or any other party involved in the origination of any such MH Loan.

(dd) Prepaid Finance Charge. When measured by the outstanding principal balance of the MH Loans, the weighted average amount (expressed as a percentage of the unpaid principal balance of the MH Loans at origination) of Financed Prepaid Finance Charges does not exceed the WFPFC Sublimit Amount.

(ee) Remaining Term. No MH Loan has a remaining term to maturity in excess of 360 months.

(ff) Credit Score. The weighted average Fair Isaacs credit score of the related Obligors of all MH Loans subject to Transactions is not less than the WFICO Sublimit Amount.

(gg) No Bulk Purchases. The acquisition by Origen of any MH Loan was not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(hh) SMMEA. The related Manufactured Home is a "manufactured home" within the meaning of 42 United States Code, Section 5402(6). Each manufactured housing dealer from whom the Servicer purchased such Contract, if any, was then approved by the Servicer in accordance with the requirements of the Secretary of Housing and Urban Development set forth in 24 CFR ss. 201.27. At the origination of each Contract, the Servicer was approved for insurance by the Secretary of Housing and Urban Development pursuant to Section 2 of the National Housing Act.

(ii) Fully Disbursed. Except with respect to Staged Funded Loans, the proceeds of the MH Loans have been fully disbursed to or for the account of the Obligor and there is no obligation for the obligee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with.

(jj) Staged Funded Loans. With respect to each Staged Funded Loan, (i) the purchase price for the related real estate has been paid to the related seller,
(ii) the purchase price for the related Manufactured Home has been paid to the related vender, and (iii) either (a) the application of title has been filed to identify the lien of the Staged Funded Loan on the certificate of title or (b) the Manufactured Home has been affixed to the real property and the lien of the Staged Funded Loan is perfected by the related Mortgage.


                                  Exhibit D-5

                                    EXHIBIT E

                        MONTHLY COMPLIANCE CERTIFICATION

I, ________________, ______________ of Origen Financial, L.L.C. (the "Company"),
a Delaware limited liability company, do hereby certify that:

      (i) the Company is in compliance with all provisions and terms of the Master Repurchase Agreement, dated ______, 2001 (the "Repurchase Agreement"), by and between Credit Suisse First Boston Mortgage Capital LLC ("Buyer") and Origen Special Purpose, L.L.C. ("Seller") and the Additional Supplemental Terms to the Repurchase Agreement, dated as of ______, 2001 (the "Additional Terms"), by and between Seller and Buyer;

      (ii) pursuant to Section 17(b)(xv) of the Additional Terms, the Company's Tangible Net Worth is not less than the sum of (a) $22,500,000 plus (b) for each fiscal quarter ending after December 31, 2001, 50% of its positive consolidated net income as adjusted to step-up on a quarterly basis; provided, however, the Tangible Net Worth requirement hereunder may not be reduced from the amount required at the previous fiscal quarter end;

      (iii) [ONLY IF ON OR FOLLOWING 12/31/01] the Total Liabilities to Tangible Net Worth Ratio of the Company does not exceed 12:1. pursuant to Section 17(b)(xv) of the Additional Terms;

      (iv) The ratio of Company's current assets to current liabilities (each as determined on a consolidated basis in accordance with GAAP) is not less than 1:1 pursuant to Section 17(b)(xv) of the Additional Terms;

      [(v) [FOR EACH STATE IN WHICH A MH LOAN IS ORIGINATED] The Originator of the MH Loans is qualified to do business in [STATE] or is exempt from qualifying to do business in [STATE] based on advice dated _________;]

      (vi) the Company has not modified, amended, supplemented or replaced its underwriting guidelines in a manner that could reasonably be expected to have a material adverse effect on the Market Value of the related Purchased Securities, except with respect to any such modification, amendment, supplement or replacement approved by Buyer in writing;

      (vii) if the Company has modified, amended, supplemented or replaced its underwriting guidelines, the Company has delivered an updated or revised copy of its underwriting guidelines to the Buyer.

      IN WITNESS WHEREOF, I have signed this certificate and affixed the seal of the Company Date: ________, ____


                                  Exhibit E-1

                                     By:
                                        ----------------------------
                                     Name:
                                           -------------------------
[SEAL]                               Title:
                                            ------------------------

      I, __________________, _________________ of the Company do hereby certify that ____________________ is the duly elected or appointed, qualified and acting __________________ of the Company, and the signature set forth above is the genuine signature of such officer in the date hereof.


                                     By:
                                        ----------------------------
                                     Name:
                                           -------------------------
                                     Title:
                                            ------------------------


                                  Exhibit E-2

                                    EXHIBIT F

                      AUTHORIZED REPRESENTATIVES OF SELLER

Name                                      Title


Mark Landschulz                           Vice President
-------------------------                 -------------------------

Douglas Buchanan                          Assistant Treasurer
-------------------------                 -------------------------

Ronald Klein                              President
-------------------------                 -------------------------




                                   Exhibit F-1

                                    EXHIBIT G

                           FORM OF TRANSACTION NOTICE

Credit Suisse First Boston Mortgage Capital LLC
11 Madison Avenue
New York, New York 10010
Attention:____________________________
Transaction No._____

Ladies and Gentlemen:

      The undersigned executes and delivers this notice ("Notice") pursuant to the requirements of the Master Repurchase Agreement, dated as of May __, 2001, between Credit Suisse First Boston Mortgage Capital LLC ("Buyer") and Origen Special Purpose, L.L.C. ("Seller"), as amended by Annex I (the "Repurchase Agreement"), in connection with the submission for sale thereunder on __________, 200_ (the "Purchase Date") of the Purchased Securities identified on the Loan Schedule each delivered herewith and the delivery of the related Loan Files to Custodian pursuant to the Custody Agreement. All capitalized terms used in this Notice without definition shall have the same meanings herein as they have in the Repurchase Agreement or the Custody Agreement.

      The Seller hereby represents and certifies to Buyer as follows:

            1. As of this date, each of Seller, Origen or Bingham is in compliance with all of the terms and conditions of the Transaction Documents. The Loan File as defined in the Custody Agreement is complete and has been delivered to the Custodian.

            2. Except as otherwise previously disclosed in writing to Buyer, Seller's, Origen's and Bingham's representations and warranties set forth in the Repurchase Agreements and any other related document are true and accurate as of the date of this Notice.

            3. The Purchased Securities, which are identified on such Computer Tape, satisfy the requirements of the eligibility set forth in the Repurchase Agreement and Appendix A of the Custody Agreement.

            4. Upon payment by Buyer of the Purchase Price in respect of the Transaction involving the Purchased Securities, all of the right (including the power to convey title thereto), title and interest in and to each document constituting the Loan Files delivered to Custodian or held by or on behalf of Seller with respect to each Purchased Security, shall be transferred, assigned, set over and otherwise conveyed to Buyer.

            5. The general terms of the sale are:

            A. Number of Purchased Securities:___


                                   Exhibit G-1

            B. Aggregate Outstanding Principal Balance of the Purchased Securities as of the Purchase Date: __________________

            C. Purchase Date:__________________

            [D. IF DIFFERENT FROM REPURCHASE AGREEMENT][Pricing Rate [LIBOR + ]]

            [E. If servicing retained by third party servicer:

                  i) SERVICING AGREEMENT

                  ii) NAME OF SERVICER

                  iii) ADDRESS OF SERVICER

                  iv) CONTACT AND PHONE NUMBER OF SERVICER]


                                     ORIGEN SPECIAL PURPOSE, L.L.C.,
                                     Seller


                                     By:
                                        ----------------------------
                                     Name:
                                           -------------------------
                                     Title:
                                            ------------------------


                                   Exhibit G-2

                                    ANNEX II

             NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC
11 Madison Avenue, 5th Floor
New York, New York 10010
Attention: Anthony Giordano
Telephone: (212) 325-9103
Facsimile: (212) 325-8261

Any and all legal notices and the Certificate of Compliance required to be delivered pursuant to Paragraph II.(c) of Exhibit A must be sent to:

Thomas Irwin
Credit Suisse First Boston Mortgage Capital LLC
11 Madison Avenue, 20th Floor
New York, New York 10010
Telephone Number: (212) 325-0331
Facsimile Number: (212) 325-8232

with a copy to:

Gabriella Morizio
Credit Suisse First Boston Mortgage Capital LLC
11 Madison Avenue, 20th Floor
New York, New York 10010
Telephone Number: (212) 325-9646
Facsimile Number: (212) 325-8219

BINGHAM FINANCIAL SERVICES CORPORATION
260 East Brown Street, Suite 200
Birmingham, Michigan 48009
Attention: Ronald Klein
Telephone: (248) 433-2759
Facsimile: (248) 644-5595

ORIGEN SPECIAL PURPOSE, L.L.C.
260 East Brown Street, Suite 200
Birmingham, Michigan 48009
Attention: W. Anderson Geater
Telephone: (248) 433-2767
Facsimile: (248) 644-7226


                                   Annex II-1

ORIGEN FINANCIAL, L.L.C.
260 East Brown Street, Suite 200
Birmingham, Michigan 48009
Attention: Mark Landschulz
Telephone: (248) 433-2747
Facsimile: (248) 644-7226


                                   Annex II-2

                                   SCHEDULE 1

                              FORM OF CONFIRMATION

Origen Special Purpose, L.L.C.
[Sellers Address]

Confirmation No.:

Gentlemen:

We have received your Transaction Notice attached hereto with respect to the MH Loans listed in Appendix I hereto. This letter confirms our agreement to purchase from you such MH Loans pursuant to the Master Repurchase Agreement dated as of December 18, 2001. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

            Confirmation Date:

            Purchased Securities:

            Number of MH Loans:

            Outstanding Principal Amount
            of MH Loans as of ____________:

            Purchase Date:

            Purchase Price:

            Pricing Rate:

            Repurchase Date:

            Percentage used to
            determine Buyer's
            Margin Amount:

            Appraised Value of
            MH Loans (aggregate):




                                  Schedule 1-1

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as Buyer

By:
   ----------------------
Name:
      -------------------
Title:
       ------------------

Acknowledged and Agreed to by:


ORIGEN SPECIAL PURPOSE, L.L.C.

By:
   ----------------------
Name:
      -------------------
Title:
       ------------------




                                  Schedule 1-2